AMENDED AND RESTATED SPECIAL CUSTODY AND PLEDGE AGREEMENT

AMENDED AND RESTATED SPECIAL CUSTODY AND PLEDGE AGREEMENT (hereinafter "Agreement") dated as of March 20, 2017 among Guggenheim Enhanced Equity Income Fund (“Customer”), BNP Paribas Prime Brokerage, Inc. ("Counterparty") and The Bank of New York Mellon as Custodian hereunder ("Custodian").

WHEREAS, pursuant to an Agreement and Plan of Redomestication, Customer has reorganized from a Massachusetts business trust to a Delaware statutory trust; and

WHEREAS, Customer and Counterparty are party to (i) a Committed Facility Agreement and attachments thereto dated as of June 18, 2010 (as amended from time to time, the “Committed Facility Agreement”), (ii) a U.S. PB Agreement and attachments thereto dated as of June 18, 2010 (as amended from time to time, the “U.S. PB Agreement”, and collectively with the Committed Facility Agreement, the “40 Act Financing Agreements”), and (iii) together with the Custodian, a Special Custody and Pledge Agreement dated as of June 18, 2010 (as amended from time to time prior to the date hereof, the “Existing SCPA”), and Counterparty has agreed to provide secured financing to Customer pursuant to the terms and conditions of the Committed Facility Agreement (to the extent the Committed Facility Agreement has not been terminated or the commitment has not expired) and the U.S. PB Agreement (which, for the avoidance of doubt, is not a committed facility); and

WHEREAS, Customer provides pledged collateral to Counterparty and has opened an account with Counterparty (the “Account”) and for those purposes has entered into an account agreement with Counterparty as part of the U.S. PB Agreement (as amended from time to time, the "Account Agreement"); and

WHEREAS, Counterparty and Customer are required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the "Margin Rules") and Counterparty's internal policies; and

WHEREAS, to facilitate extensions of credit and borrowing of securities from the Counterparty, Customer and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, in connection with an amendment to the Committed Facility Agreement, the parties hereto wish to amend and restate the Existing SCPA in its entirety and Custodian is prepared to act pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, it is agreed as follows:

(1) As used herein, capitalized terms have the following meanings unless otherwise defined herein and any capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Committed Facility Agreement or U.S. PB Agreement:

"Adequate Performance Assurance" shall mean such Collateral held in the Special Custody Account as is adequate under the Margin Rules and as set forth in the Committed Facility Agreement, and, to the extent such Committed Facility Agreement has been terminated or the commitment therein has expired, the Account Agreement.

"Advice from Counterparty" means a notice, instruction or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered by Counterparty to Customer or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile-sending device, or such other means as may be agreed to amongst the parties from time to time (including, for the avoidance of doubt, S.W.I.F.T. connectivity); or (iii) in cases of calls for additional Collateral (as such term is hereinafter defined) or notices referred to in section 8 hereof, by telephone to a person designated by Customer (not to include Custodian) in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Customer.

"Business Day" means a day on which Custodian, Customer and Counterparty are open for business.

"Collateral" means all U.S. cash or U.S. dollar-denominated securities which are maintained in the Special Custody Account, provided that any of the foregoing that has been released from the Special Custody Account to the Customer in accordance with Sections 4, 8 and 22 (and has not subsequently been re-deposited into the Special Custody Account after such release) shall cease to be “Collateral” after such release.

“Custody Agreement” means the custody agreement dated as of March 20, 2017, which relates to Customer and Custodian.

“Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

"Insolvency" means that:  (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "Bankruptcy Law") of any jurisdiction adjudicating the Customer insolvent; or (ii) the Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Customer and the Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

"Instructions from Customer" means a request, instruction, direction or certification in writing signed in the name of the Customer by a person authorized by Customer and delivered to Custodian or transmitted to it by a facsimile-sending device or such other means as may be agreed to amongst the parties from time to time (including, for the avoidance of doubt, S.W.I.F.T. connectivity).

"Short Sales" shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Counterparty, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2)      (a)  Custodian shall segregate Collateral on its books and records into a special custody account, which shall be identified as and entitled “BNP Paribas Prime Brokerage, Inc., Pledgee of Guggenheim Enhanced Equity Income Fund” (the “Special Custody Account”) and shall be separate and distinct from the custody account established by Custodian solely for the benefit of Customer pursuant to the Custody Agreement (“Custody Account”), and Custodian shall hold therein for Counterparty as pledgee upon the terms of this Agreement all Collateral delivered to Custodian for credit to the Special Custody Account and all monies or other property paid or distributed with respect thereto.  The Custodian hereby agrees that any Collateral except U.S. cash held in the Special Custody Account shall be held by it as a “securities intermediary” as defined in Revised Article 8 of the Uniform Commercial Code in effect from time to time in the State of New York (the “UCC”) and shall be treated as a financial asset for purposes of Revised Article 8 of the UCC to the extent the same may be applicable, and Custodian elects to hold such Collateral that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit sub-account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. Customer agrees to instruct Custodian in Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Counterparty as Collateral in the Special Custody Account.

(b) Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Customer which may be held by Custodian, subject to the interest therein of Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Interest, dividends or proceeds attributable to Collateral shall be credited to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

(c) Customer, Counterparty and Custodian agree (i) that Collateral will be held for Counterparty as pledgee in the Special Custody Account by Custodian in accordance with this Agreement, (ii) that the Custodian will make such deliveries and permit such withdrawals of all or any Collateral as Counterparty shall direct in an Advice from Counterparty, (iii) that Custodian shall comply with all entitlement orders originated by Counterparty, (iv) that, in its capacity as a bank, the Custodian agrees to comply with instructions originated by Counterparty directing the disposition of cash in the Special Custody Account, (v) that in no event shall any consent of Customer be required for the taking of any such action by Custodian and (vi) that in no event shall Custodian permit any withdrawal or release of Collateral otherwise than pursuant to an Advice from Counterparty.

(d) Customer hereby grants a continuing security interest to Counterparty: (i) in Collateral and any proceeds thereof; (ii) in all other property in the Account and the Special Custody Account; and (iii) in its accounts (including the Account) with Counterparty and the Special Custody Account, to secure Customer's obligations to Counterparty hereunder and under the 40 Act Financing Agreements.  Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3) Custodian will confirm in writing or send confirmations via S.W.I.F.T. to Counterparty and Customer, within one Business Day of its obtaining actual knowledge, or receipt of notice, of all pledges, releases or substitutions of Collateral and will supply Counterparty and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month.  Custodian will also advise Counterparty or Customer upon request, at any time, or make available a report of the holdings and cash balances in the Special Custody Account by use of an online communications and reporting system offered by Custodian.

(4) Custodian agrees to release Collateral to Customer from the Special Custody Account only upon receipt of an Advice from Counterparty.  Counterparty agrees, upon request of Customer, to provide such an Advice from Counterparty with respect to Collateral selected by Customer:  (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer's accounts with Counterparty including the Account and settlement in full of all transactions therein and any amounts owed to Counterparty with respect thereto. It is understood that Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5) Customer represents and warrants to Counterparty that securities pledged to Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Counterparty contemplated hereby.

(6) Collateral shall at all times remain the property of the Customer subject only to the extent of the interest and rights therein of Counterparty as the pledgee and secured party thereof. Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral. Custodian shall notify the Counterparty and Customer as soon as practicable under the facts and circumstance if

Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral. If there shall arise for any reason an overdraft in the Special Custody Account, whether in connection with an advance by Custodian to settle a transaction involving the Special Custody Account or reversing any provisional credit to the Special Custody Account, or if an overdraft or indebtedness shall otherwise arise, such overdraft or indebtedness shall be deemed an overdraft or indebtedness within the meaning of the Custody Agreement and Custodian shall have all the rights and remedies available to it thereunder, solely as related to the assets held in the Custody Account, and for the avoidance of doubt not the Collateral in the Special Custody Account.

(7) The Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance under the 40 Act Financing Agreements, and advise the Customer by 10:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Customer will cause, by the close of business on such day, an amount of Collateral to be deposited in the Special Custody Account to provide Adequate Performance Assurance related to such net debit balance; provided that, in the event that Counterparty advises Customer of such net debit balance after 10:00 A.M., then such amount of Collateral shall be deposited in the Special Custody Account by the close of business on the following business day. Counterparty will charge interest on debit balances in accordance with the Committed Facility Agreement (and to the extent such Committed Facility Agreement has been terminated or the commitment therein has expired, the Account Agreement) and Counterparty will not pay interest on credit balances.  Balances will be appropriately adjusted when extensions of credit are closed out.

(8) The occurrence of any of the following constitutes a Customer Default hereunder:

(a)	There occurs a Default (as defined in the Committed Facility Agreement), an Event of Default (as defined in the Account Agreement) or a failure by Customer to perform any obligation hereunder including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided; or

(b)	Customer's Insolvency.

Upon Counterparty’s determination that a Customer Default has occurred, if Counterparty wishes to declare such default, Counterparty shall notify the Customer in an Advice from Counterparty of such Customer Default.  After transmittal by Counterparty of such Advice from Counterparty, if the Customer Default continues at the end of such period, Counterparty may thereupon take any action permitted pursuant to the 40 Act Financing Agreements. The Counterparty shall notify Customer of any sale of Collateral and any deficiency remaining thereafter in an Advice from Counterparty, including without limitation, the conversion of any convertible securities or exercise of Customer's rights in warrants (if any) held in the Account and the Special Custody Account, the buy-in of any securities of which the Account may be short, and the sale of any or all property or securities in the Account and the Special Custody Account to the extent necessary to satisfy Customer's obligations to Counterparty (in which event such Collateral shall be delivered to Counterparty as directed in an Advice from Counterparty). Any sale of Collateral made by Counterparty shall be made in accordance with the provisions of the New York Uniform Commercial Code to the extent applicable. Customer shall be liable to Counterparty for any deficiency which may exist after the exercise by Counterparty of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian.  Counterparty shall notify Customer of any deficiency or surplus remaining after any sale of Collateral in an Advice from Counterparty.  Any such sale of Collateral held in the Special Custody Account shall be made only after such Collateral has been withdrawn from the Special Custody Account by Counterparty.  Custodian shall have no responsibility for or with respect to the provisions of this paragraph.

(9) Counterparty hereby covenants, for the benefit of Customer, that Counterparty will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to section 8 until after the occurrence of the events and the expiration of the time periods set forth in section 8.  The foregoing covenant is for the benefit of Customer only and shall in no way be deemed to constitute a limitation on Counterparty's right at any time to instruct Custodian pursuant to an Advice from Counterparty and Custodian's right and obligation to act upon such instructions.  Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Counterparty and Customer.  Custodian will, however, endeavor to provide telephone notice of Custodian’s receipt of an Advice from Counterparty explicitly stating that Counterparty is exercising its rights under Section 8 above following a Customer Default by placing a call to the number specified in section 15(b) below, as promptly as practicable under the circumstances, to Customer of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

(10) It is understood that all determinations and directions for obtaining extensions of credit and effecting Short Sales for the account of the Customer pursuant to the terms of this Agreement shall be made by Customer.  The Customer is not relying upon Counterparty to make recommendations with respect thereto.

(11) Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral. Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorney’s fees (“Losses”) incurred by or asserted against Customer or Counterparty, except those Losses arising out of its negligence or willful misconduct.  Custodian shall have no liability whatsoever for the action or inaction of any Depository; provided that, to the extent that there is some Loss of Counterparty that results from some action or inaction of any Depository and Custodian is reimbursed for such Loss by the relevant Depository or any other party, Custodian agrees to compensate Counterparty for such Loss to the extent of the relevant reimbursement (Iess relevant expenses incurred by Custodian).  In no event shall Custodian or Counterparty be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.  In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement.

Customer agrees to indemnify and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian in a successful defense of claims by either party; provided, that Custodian shall not be indemnified for those Losses arising out of Custodian’s own negligence or willful misconduct.  This indemnity shall be a continuing obligation of Customer and its respective successors and assigns, notwithstanding the termination of this Agreement.

Counterparty agrees to indemnify Custodian from and against any and all Losses sustained or incurred by or asserted against Custodian arising out of Custodian’s performance hereunder pursuant to an Advice from Counterparty which it believes in good faith to be genuine and authorized; provided, that Custodian shall not be indemnified for those Losses arising out of Custodian’s own negligence or willful misconduct with respect to this Agreement.

Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by Customer, Counterparty or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral, or Collateral which otherwise is not freely transferrable or deliverable without encumbrance in any relevant market.

Neither Counterparty nor Custodian shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents (any such event, a “Force Majeure Event”); provided, that the Custodian or Counterparty, as applicable, shall use commercially reasonable efforts to resume normal performance as soon as is practicable under the circumstances; provided further, that, should any Force Majeure Event occur with respect to Custodian and such event (a) prevents or would prevent Custodian from releasing the Collateral to Counterparty upon an Advice from Counterparty directing such release or (b) would inhibit Counterparty’s ability to monitor the amount of Collateral in the Special Custody Account (each of (a) and (b), a “Custodian Failure Event”), then during the period from the day on which the Force Majeure Event begins (the “Force Majeure Event Day”) up to the day on which the relevant Custodian Failure Event is no longer occurring, for purposes of determining whether Customer has met its obligation to provide and maintain Adequate Performance Assurance under this Agreement or to meet the Collateral Requirements (as defined in the Committed Facility Agreement), Counterparty shall take account only of the Collateral that was in the Special Custody Account on the Business Day immediately prior to the Force Majeure Event Day.

Customer and Counterparty hereby agree that, notwithstanding references to any agreements in this Agreement, including, without limitation, the 40 Act Financing Agreements, Custodian has no interest in, and no duty, responsibility or obligation with respect to, such agreement or transaction or the Account (including without limitation, no duty, responsibility or obligation to monitor compliance with any of the same or to know the terms thereof).

Custodian shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement.

(12) All charges for Custodian's services under this Agreement shall be paid by Customer.

(13) Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Counterparty hereunder for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Counterparty's own gross negligence, recklessness, willful misconduct or bad faith.

(14) No amendment of this Agreement shall be effective unless in writing and signed by an authorized person of Counterparty and by an authorized officer of each of Customer and Custodian.

(15) Written communications hereunder, other than an Advice from Counterparty and reporting referenced in section 3 above, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to: BNY Mellon Asset Servicing - Global FinancialInstitutions
The Bank of New York Mellon
2 Hanson Place, 9th Floor
Brooklyn, NY 11217
Attn:  Gerard Connors
Email:  guggenheim_mf@bnymellon.com

(b)	if to Customer, to:	Guggenheim Enhanced Equity Income Fund
227 West Monroe Street, 7th Floor
Chicago, IL 60606
Attention: GPIM Trade Ops
Fax No.: 312-827-0157
Phone No.: 312-873-1477

With a copy to:

330 Madison Avenue, 10th Floor
New York, NY 10017
Attention: GI Legal
Fax No.: 212-644-8107

(c)  if to Counterparty, to:                    BNP Paribas Prime Brokerage, Inc.
787 Seventh Avenue
New York, NY 10019

Attention: Alex Bergelson
Fax No.: 201-850-4601

With a copy to:                        BNP Paribas
525 Washington Blvd
Jersey City, New Jersey 07310
Attention: David Koppel
Fax No.:  201-850-4618

Each of Customer and Counterparty may elect to receive advices and statements electronically through the internet to an email address specified by it for such purpose.  By electing to use the internet for this purpose, each of Customer and Counterparty acknowledges that such transmissions are not encrypted and therefore are insecure.  Each of Customer and Counterparty further acknowledges that there are other risks inherent in communicating through the internet such as the possibility of virus contamination and disruptions in service, and agrees that Custodian shall not be responsible for any loss, damage or expense suffered or incurred by Customer, Counterparty or any person claiming by or through Customer or Counterparty as a result of the use of such methods.

(16) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Counterparty at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the 40 Act Financing Agreements and any applicable Margin Rules.  For the avoidance of doubt, upon any such termination, any Collateral pledged to Counterparty at the time of such termination notice shall be held by Custodian pursuant to the terms of this Agreement until the release of the pledge pursuant to the terms of the 40 Act Financing Agreements, this Agreement and any applicable Margin Rules.

(17) Nothing in this Agreement prohibits Counterparty, Customer or Custodian from entering into similar agreements with others in order to facilitate options transactions.

(18) Each of Customer, Custodian and Counterparty agrees that any litigation relating to this Agreement between any of them hereunder must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts.  Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION RELATING TO THIS AGREEMENT IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.  Customer hereby consents to process being served by Counterparty on Customer in any suit, action or proceeding referred to above by the mailing of a copy thereof by registered or certified mail, postage pre-paid to Customer at the address set forth above.  Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

(19) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(20) All references herein to times of day shall mean the time in New York, New York, U.S.A.

(21) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflict of law rules and the “securities intermediary’s jurisdiction” within the meaning of the UCC for purposes of this Agreement is the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(22) Notwithstanding any other provision of this Agreement to the contrary, (1) Counterparty may direct Custodian through an Advice from Counterparty that Collateral is to be released for purposes of rehypothecation under the 40 Act Financing Agreements and Custodian shall release such Collateral to Counterparty upon receipt of such Advice from Counterparty (provided that Custodian shall at no time have any responsibility to question or investigate the propriety of such release of Collateral or to question or investigate the actual purpose for which Counterparty is directing such release of Collateral and provided further that Custodian shall at no time have any responsibility to question or investigate whether such release of Collateral is permitted under or is in compliance with the terms of the 40 Act Financing Agreements or any other agreement between Customer and Counterparty) and (2) any cash or securities delivered by Counterparty to Custodian for deposit in the Special Custody Account shall (provided that Custodian has first been notified by Counterparty of such delivery in an Advice from Counterparty and provided further that Custodian shall not be required to accept any assets into the Special Custody Account which are not of the type set forth in the definition of “Collateral” hereof) be so deposited and held as Collateral in the Special Custody Account.  As between the Customer and the Custodian, the Customer will have the responsibility to make any determination as to whether any release of assets pursuant to sub-item (1) in the preceding sentence will comply with the obligations of the Investment Company Act of 1940.  Custodian shall have no custodial or other responsibility with respect to any asset following the release of such asset from the Special Custody Account pursuant to sub-item (1) of the first sentence of this paragraph 22 (although for convenience, and without any liability or responsibility attaching thereto, Custodian may reflect on its records that such asset has been transferred to Counterparty).

(23) Counterparty may, upon notice to the Customer and Custodian, assign its rights or any interest under this Agreement to any affiliate of Counterparty.

(24) This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by facsimile transmission or by electronic mail of images of executed signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(25) This Agreement shall be binding on the parties hereto and the provisions of the Existing SCPA shall be amended, restated and replaced in their entirety by this Agreement and the provisions hereof.  The lien and priority that Counterparty had with respect to the Collateral and the Special Custody Account pursuant to the Existing SCPA shall continue without interruption pursuant to this Agreement.  Any liability of a party pursuant to the Existing SCPA is and hereby shall be a liability of such party under this Agreement.  Custodian is entitled with respect to this Agreement to continue to rely on any standing instructions, directions, procedures or similar items that were provided to or utilized by it with respect to the Existing SCPA.

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GUGGENHEIM ENHANCED EQUITY INCOME FUND

/s/ John L. Sullivan

By: John L. Sullivan

Title: Chief Financial Officer

BNP PARIBAS PRIME BROKERAGE, INC.

/s/ Jeffrey Lowe

By: Jeffrey Lowe

Title: Managing Director

/s/ JP Muir

By: JP Muir

Title: Managing Director

THE BANK OF NEW YORK MELLON

/s/ Gerard Connors

By: Gerard Connors

Title: Vice President